Exhibit 4.1

AMENDED AND RESTATED 1986 STOCK OPTION PLAN
OF
GENERAL COMMUNICATION, INC.

Restated Effective September 26, 2014

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TABLE OF CONTENTS

Page
1.    PURPOSE AND TERM OF PLAN.    1
1.1.    Restatement of Plan    1
1.2.    Purpose    1
1.3.    Term of Plan    1
2.    DEFINITIONS AND CONSTRUCTION.    1
2.1.    Definitions    1
2.2.    Construction    4
3.    ADMINISTRATION.    4
3.1.    Administration by the Committee    4
3.2.    Administration with Respect to Insiders    4
3.3.    Committee Complying with Section 162(m)    4
3.4.    Powers of the Committee    5
3.5.    Indemnification    5
4.    SHARES SUBJECT TO PLAN.    6
4.1.    Maximum Number of Shares Issuable    6
4.2.    Adjustments for Changes in Capital Structure    6
5.    ELIGIBILITY AND AWARD LIMITATIONS.    7
5.1.    Persons Eligible for Awards    7
5.2.    Participation    7
5.3.    Award Limits.    7
6.    TERMS AND CONDITIONS OF OPTIONS.    7
6.1.    Exercise Price    8
6.2.    Exercisability and Term of Options    8
6.3.    Special Vesting Provisions for Options    8
6.4.    Payment of Exercise Price    9
6.5.    Effect of Termination of Service.    9
6.6.    Transferability of Options    11
6.7.    Incentive Stock Option Limitations.    11

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7.    TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.    12
7.1.    Purchase Price    12
7.2.    Vesting    12
7.3.    Special Vesting Provisions for Restricted Stock Awards    12
7.4.    Restrictions on Transfer    14
7.5.    Voting Rights; Dividends and Distributions    14
7.6.    Effect of Termination of Service    14
7.7.    Exercise of Rights    14
8.    STANDARD FORMS OF AWARD AGREEMENT.    14
8.1.    Award Agreements    14
8.2.    Authority to Vary Terms    14
9.    COMPLIANCE WITH SECURITIES LAW.    14
10.    TAX WITHHOLDING.    15
10.1.    Tax Withholding in General    15
10.2.    Withholding in Shares    15
11.    AMENDMENT OR TERMINATION OF PLAN.    15
12.    MISCELLANEOUS PROVISIONS.    16
12.1.    Repurchase Rights    16
12.2.    Provision of Information    16
12.3.    Rights as Employee, Consultant or Director    16
12.4.    Rights as a Shareholder    16
12.5.    Other Awards and Compensation    16
12.6.    Fractional Shares    16
12.7.    Termination of Right of Action    17
12.8.    Severability    17
12.9.    Choice of Law    17
12.10.    Effectiveness of the Plan    17
12.11.    Option Exchange    17

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Amended and Restated 1986 Stock Option Plan
of General Communication, Inc.

Restated Effective September 26, 2014

1.PURPOSE AND TERM OF PLAN.
1.1.    Restatement of Plan. The Amended and Restated 1986 Stock Option Plan of General Communication, Inc. (the “Plan”), which previously was restated in its entirety effective as of June 27, 2005, the date of its approval by the shareholders of the Company, hereby is restated again in its entirety by this document effective as of September 26, 2014 (the “Effective Date”).
1.2.    Purpose. The purpose of the Plan is to provide a special incentive to selected officers, directors and other employees of, and consultants and advisors to, General Communication, Inc. and its present and future subsidiaries in order to promote the business of the Company and to encourage such persons to accept or continue their relationship with the Company. Accordingly, the Plan seeks to achieve this purpose by providing for Options and Restricted Stock Awards.
1.3.    Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed.
2.    DEFINITIONS AND CONSTRUCTION.
2.1.    Definitions. As used in the Plan, the following terms shall have the indicated meanings:
“Award” means any Option or Restricted Stock Award granted under the Plan.
“Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant. An Award Agreement may be an “Option Agreement” or a “Restricted Stock Agreement.”
“Board” means the Board of Directors of the Company.
“Change of Control” means the occurrence of any transaction (or series of related transactions) in which (i) any person (as such term is defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any Subsidiary, any

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employee benefit plan sponsored by the Company or any Subsidiary shall become the owner, directly or indirectly, beneficially or of record, of securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors, or (ii) the Company sells, leases, exchanges or otherwise transfers (in one transaction or a series of related transactions), but other than by way of merger or consolidation, of all or substantially all of the assets of the Company to any person (as such term is defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act).
“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
“Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.
“Company” means General Communication, Inc., an Alaska corporation, or any successor corporation thereto.
“Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to the Company or a Subsidiary.
“Director” means a member of the Board.
“Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.
“Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of the Company or a Subsidiary and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means the closing price of the Stock on the principal exchange on which the stock is traded or, if the Stock is not traded on an exchange, as reported by Nasdaq, or, if the closing price of the Stock is not reported by Nasdaq, the fair market value of the Stock as determined by the Committee in good faith by any reasonable means, in each case, on such date of determination.
“Incentive Stock Option” means an Option intended to be (as set forth in the applicable Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.
“Insider” means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
“ISO-Qualifying Corporation” means the Company or a Subsidiary that is a “subsidiary corporation” of the Company as defined in Section 424(f) of the Code.
“Nonstatutory Stock Option” means an Option not intended to be (as set forth in the applicable Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.
“Officer” means any person designated by the Board as an officer of the Company.
“Option” means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.
“Participant” means any person to whom an Award may be granted pursuant to Section 5 of the Plan and to whom one or more Awards has been granted.
“Restricted Stock” means Stock issued to a Participant subject to vesting conditions.
“Restricted Stock Award” means an Award of Restricted Stock pursuant to Section 7 of the Plan.
“Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.
“Section 162(m)”means Section 162(m) of the Code.

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“Securities Act” means the Securities Act of 1933, as amended.
“Service” means a Participant’s employment or service with the Company or a Subsidiary, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the entity for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, if any such leave taken by a Participant exceeds 90 days, then on the 181st day following the commencement of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Nonstatutory Stock Option, unless the Participant’s right to return to Service with the Company or a Subsidiary is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Subsidiary. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.
“Stock” means the Class A common stock of the Company.
“Subsidiary” means any entity in which the Company owns, directly or indirectly, more than 50% of the total voting power.
“Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of all ISO-Qualifying Corporations within the meaning of Section 422(b)(6) of the Code.
“Vesting Conditions” mean those conditions established in Section 7 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award remain subject to forfeiture in favor of the Company upon the Participant’s termination of Service.
2.2.    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.    ADMINISTRATION.

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3.1.    Administration by the Committee. The Plan shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum, and all decisions, determinations and interpretations of the Committee shall be made by a majority of such quorum. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award. Any decision, determination or interpretation of the Committee under the Plan in writing signed by all members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held.
3.2.    Administration with Respect to Insiders. Unless otherwise determined by the Board, with respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.
3.3.    Committee Complying with Section 162(m). If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).
3.4.    Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
(a)    to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock to be subject to each Award;
(b)    to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;
(c)    to determine the Fair Market Value of shares of Stock or the fair market value of any other property;
(d)    to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with an Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the time of the expiration of any Award,

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(vi) the effect of the Participant’s termination of Service on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;
(e)    to approve one or more forms of Award Agreement;
(f)    to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;
(g)    to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;
(h)    to decide all questions and settle all controversies and disputes which may arise in connection with the Plan; and
(i)    to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement, to interpret the Plan and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.
3.5.    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Company or any Subsidiary, members of the Board or the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within 60 days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4.    SHARES SUBJECT TO PLAN.
4.1.    Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 15,700,000 and shall consist of authorized but unissued or reacquired shares of Stock

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or any combination thereof. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture are forfeited, the shares of Stock shall again be available for issuance under the Plan. Shares of Stock withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 10.2 shall not be deemed to have been issued pursuant to the Plan. If the exercise price of an Option is paid by tender to the Company of shares of Stock owned by the Participant, the number of shares available for issuance under the Plan shall be reduced by the net number of shares for which the Option is exercised.
4.2.    Adjustments for Changes in Capital Structure. In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Stock, the number and kind of shares of stock on which Awards may be granted hereunder, the number and kind of shares of stock remaining subject to each Award outstanding at the time of such change and the Award price shall be appropriately adjusted by the Committee, whose determination shall be binding on all parties concerned. Subject to any required action by the shareholders, if the Company shall be the surviving corporation in any merger or consolidation (other than a merger or consolidation in which the Company survives but its outstanding shares are converted into securities of another corporation or exchanged for other consideration), any Award granted hereunder shall pertain and apply to the securities which a holder of the number of shares of Stock then subject to the Award should have been entitled to receive. A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation or its outstanding shares are so converted or exchanged shall cause every option hereunder to terminate, but at least 20 days prior to the effective date of any such dissolution or liquidation (or if earlier any related sale of all or substantially all assets) or of any such merger or consolidation, the Committee shall either make all Awards outstanding hereunder immediately exercisable or arrange that the successor or surviving corporation, if any, grant replacement Awards. The Committee in its sole discretion, also may make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of any performance criteria or performance period applicable to such award.
5.    ELIGIBILITY AND AWARD LIMITATIONS.
5.1.    Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are granted in connection with written offers of an employment or other service relationship with the Company or a Subsidiary; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.

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5.2.    Participation. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award.
5.3.    Award Limits.
(a)    Maximum Number of Shares Issuable as ISOs Under Plan. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options is l3,200,000 shares, but no more than the total number of shares available for grant as Awards.
(b)    Maximum Number of Shares Issuable to any Individual Under Plan. The maximum number of shares that may be issued under Awards granted to any individual in a calendar year may not exceed 500,000 shares of Stock.
(c)    Section 162(m) Award Limits. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).
(i)    Options. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options which in the aggregate are for more than 500,000 shares of Stock.
(ii)    Restricted Stock Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards for more than 500,000 shares of Stock.
6.    TERMS AND CONDITIONS OF OPTIONS.
Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
6.1.    Exercise Price. The exercise price for each Option covering a share of Stock shall be determined by the Committee and shall equal an amount that is not less than the Fair Market Value of a share of Stock on the effective date of the grant of the Option; provided, however, that no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than 110% of the Fair Market Value of a share of Stock on the effective date of the grant of the Option.

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6.2.    Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of 10 years after the effective date of grant of such Option, and (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five years after the effective date of grant of such Option.
6.3.    Special Vesting Provisions for Options. Notwithstanding any other provision of this Plan or any Award Agreement,
(a)    Vesting Upon Death or Disability. If a Participant’s Service terminates on or after September 26, 2014, because of the death or Disability of the Participant, any unvested Options held by the Participant as of the date of such termination shall become fully (100%) vested effective as of the date of such termination, and shall be exercisable as provided in Section 6.4.
(b)    Vesting Upon Termination Without Cause or For Good Reason After Change of Control. If a Participant’s Service is involuntarily terminated without Cause (as such term is defined in Section 6.5(a)(iv)), or if the Participant’s Service is terminated by the Participant for Good Reason (as defined below), within 12 months after a Change of Control, any unvested Options held by the Participant as of the date of such termination shall become fully (100%) vested as of the date of such termination, and shall be exercisable as provided in Section 6.4.
(i)    A Participant will be deemed to have terminated his or her Service for Good Reason if there occurs one or more of the following conditions without the consent of the Participant, and the Participant provides written notice to the Committee of the existence of such condition within 90 days after the initial occurrence of the condition, and the Company does not cure the condition within 60 days of such notice:
(A)    A material (10% or more) reduction in Participant’s base compensation;
(B)    A material diminution in the Participant’s authority, duties, responsibilities, or title as determined by the Committee; or
(C)    A material change in the geographic location (50 miles or more) at which the Participant regularly performs Services.

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6.4.    Payment of Exercise Price.
(a)    Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price; (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.
(b)    Limitations on Forms of Consideration.
(i)    Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company of shares of Stock to the extent such tender would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Committee, an Option may not be exercised by tender to the Company of shares of Stock unless such shares either have been owned by the Participant for more than 6 months or were not acquired, directly or indirectly, from the Company.
(ii)    Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.
6.5.    Effect of Termination of Service.
(a)    Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee in the grant of an Option and set forth in the Award Agreement, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time period determined in accordance with this Section and thereafter shall terminate:

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(i)    Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of 12 months after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).
(ii)    Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of 12 months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three months after the Participant’s termination of Service.
(iii)    Other Termination of Service. If the Participant’s Service terminates for any reason other than Disability, death, or for Cause, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of 30 days after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.
(iv)    Termination for Cause. If the Participant’s Service terminates for Cause, then all Options held by the Participant as of such termination (whether or not exercisable) shall be terminated and canceled and the Participant shall have no further rights under this Plan. For purposes of this Section 6.5(a)(iv), “Cause” shall have the meaning ascribed thereto in any employment agreement with the Company or any Subsidiary to which such Participant is a party or, in the absence thereof, shall include but not be limited to an illegal or negligent action by the Participant that materially adversely affects the Company or any Subsidiary or, engaging in misconduct involving serious moral turpitude, or the failure or refusal to perform one’s duties and responsibilities for any reason other than illness or incapacity; provided, however, that if such termination occurs within 12 months after a Change of Control of the Company (as determined by the Committee, in its sole discretion), “cause” shall mean only a felony conviction for fraud, misappropriation or embezzlement.
(b)    Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in Section 6.5(a) is prevented by the provisions of Section 9 below, the Option shall remain exercisable until three

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months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.
(c)    Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 6.5(a) of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the 10th day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the 190th day after the Participant’s termination of Service, or (iii) the Option Expiration Date.
6.6.    Transferability of Options. Except as otherwise provided in this Section 6.6, during the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Participant, with the approval of the Committee, may transfer the Option for no consideration to or for the benefit of the Participant’s immediate family (including, without limitation, to a trust for the benefit of the Participant’s immediate family or to a partnership or limited liability company for one or more members of the Participant’s immediate family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer the Option shall apply to the right to consent to amendments to this Plan and the Award Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option. The term “immediate family” shall mean the Participant’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include the Participant). In addition, notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act. Any attempted assignment, transfer, pledge, hypothecation or other disposition of any option contrary to the provisions of the Plan, and any levy of any attachment or similar process upon an option will be null and void and without effect, and the Committee may, in its discretion, upon the happening of any such event, terminate an option forthwith.
6.7.    Incentive Stock Option Limitations.

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(a)    Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of an ISOQualifying Corporation. Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISOQualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.
(b)    Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Company, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than $100,000, the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.
7.    TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.
Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
7.1.    Purchase Price. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Award, the consideration for which shall be services actually rendered to the Company or a Subsidiary or for its benefit. Notwithstanding the foregoing, the Participant shall furnish consideration in the form of cash or past services rendered to the Company or a Subsidiary or for

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its benefit having a value not less than the par value of the shares of Stock subject to such Restricted Stock Award.
7.2.    Vesting. Shares of Restricted Stock issued pursuant to any Restricted Stock Award shall be subject to the vesting conditions described in the Award Agreement.
7.3.    Special Vesting Provisions for Restricted Stock Awards. Notwithstanding any other provision of this Plan or any Award Agreement,
(a)    Vesting Upon Death or Disability. If a Participant’s Service terminates on or after September 26, 2014, because of the death or Disability of the Participant, any shares of Restricted Stock held by the Participant as of the date of such termination shall become fully (100%) vested effective as of the date of such termination.
(b)    Vesting Upon Termination Without Cause or For Good Reason After Change of Control. If a Participant’s Service is involuntarily terminated without Cause (as such term is defined in Section 6.5(a)(iv)), or if the Participant’s Service is terminated by the Participant for Good Reason (as defined in Section 6.3(b)), within 12 months after a Change of Control, any shares of Restricted Stock held by the Participant as of the date of such termination shall become fully (100%) vested as of the date of such termination.
(c)    Vesting Upon Retirement. If a Participant’s Service is terminated by the Participant for Retirement, any shares of Restricted Stock held by the Participant as of the date of such termination shall become 100% vested as of the date of such Retirement provided that the following conditions are satisfied:
(i)    A Participant will be deemed to have terminated his or her Service for Retirement upon satisfaction of all of the following conditions:
(A)    The Participant must be at least age 60; and
(B)    The Retirement must have been approved in writing by the chief financial officer (CFO) of the Company; and
(C)    the Participant’s Service must continue until the date of Retirement approved by the CFO, and the Participant may be required to continue such Service to the Retirement date determined by the CFO and/or until a certain project is completed, as determined by the CFO.
(ii)    In addition to the conditions set forth above, in order to be eligible for the accelerated vesting of the Restricted Stock after the Participant’s Retirement, the Participant must not, from the date of Retirement for a period of two (2) years after such Retirement,

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directly or indirectly, for the Participant or others, own, manage, operate, control, be employed by, consult with, assist or otherwise engage or participate in or permit the Participant’s skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any Competitor (as defined below); provided, however, that nothing contained herein shall prohibit the Participant from making passive investments as long as the Participant does not beneficially own more than three percent (3%) of the equity interests of a Competitor listed on a national securities exchange or publicly traded on a nationally recognized over-the-counter market (except through a passive pooled investment fund such as a hedge fund or mutual fund) (the “Non-compete Covenant”). For purposes of this Section, “Competitor” shall mean any business or enterprise that competes for or with the Company's business or the business of any affiliate of the Company in any state in the United States in which the Company does business, as such is constituted as of the date of the Participant’s termination of employment.
(A)    This Section 7.3(c)(ii) shall survive the expiration or termination of the Plan for any reason.
(B)    If the Participant violates the Non-Compete Covenant, to the extent permitted by applicable law, the Participant will repay to the Company the number of shares of Restricted Stock that vested as of or after the date of the Participant’s termination of Services or, if of greater value than the number of such shares, an amount equal to the value of the shares of Restricted Stock that vested after the Participant’s termination of Service date based on the value of such shares as of each such vesting date (whether the vesting of such shares occurred prior or subsequent to the competitive activity). The existence of any unrelated claims which the Participant may have against the Company or any of its affiliates, whether under this Plan or otherwise, will not be a defense to the enforcement by the Company or its affiliates of any of their rights under this Section 7.3(c)(ii).
7.4.    Restrictions on Transfer. Until shares subject to a Restricted Stock Award have vested, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of by the Participant. Upon request by the Company, each Participant shall execute an agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
7.5.    Voting Rights; Dividends and Distributions. Except as provided in this Section and any Award Agreement, the Participant shall have all of the rights of a shareholder of the Company with respect to unvested shares of Restricted Stock, including the right to vote such

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shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of such unvested shares shall be immediately subject to the same vesting conditions as the unvested shares with respect to which such dividends or distributions were paid or adjustments were made.
7.6.    Effect of Termination of Service. Unless otherwise provided in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntarily or involuntarily (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares of Restricted Stock which remain unvested as of the date of the Participant’s termination of Service.
7.7.    Exercise of Rights. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
8.    STANDARD FORMS OF AWARD AGREEMENT.
8.1.    Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. Any Award Agreement may be in form or forms, including electronic media, as the Committee may approve from time to time.
8.2.    Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.
9.    COMPLIANCE WITH SECURITIES LAW.
The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in

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accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
10.    TAX WITHHOLDING.
10.1.    Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company or a Subsidiary with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until such tax withholding obligations have been satisfied by the Participant.
10.2.    Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Company and its Subsidiaries. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.
11.    AMENDMENT OR TERMINATION OF PLAN.
The Company may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s shareholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s shareholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless expressly authorized by the Plan

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or necessary to comply with any applicable law, regulation or rule. The Committee may at any time or times amend any outstanding Award for the purpose of satisfying the requirements of any changes in applicable laws or regulations and, with the consent of the Participant, the Committee may make such modifications or amendments to any outstanding Award as it shall deem advisable.
12.    MISCELLANEOUS PROVISIONS.
12.1.    Repurchase Rights. Stock issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
12.2.    Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common shareholders.
12.3.    Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of the Company or a Subsidiary to terminate the Participant’s Service at any time. To the extent that an Employee of a Subsidiary receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.
12.4.    Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.
12.5.    Other Awards and Compensation. The Plan shall not restrict the authority of the Company, acting directly or by authorization to any committee, for proper corporate purposes, to grant or assume stock options or replacements or substitutions therefore, other than under the Plan, whether in connection with any acquisition or otherwise, and with respect to any employee

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or other person, or to award bonuses or other benefits to Participants under the Plan in connection with exercises under the Plan or otherwise or to maintain or establish other compensation or benefit plans or practices.
12.6.    Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.
12.7.    Termination of Right of Action. Every right of action arising out of or in connection with the Plan by or on behalf of the Company or any Subsidiary, or by any shareholder of the Company against any past, present or future member of the Board or against any employee, or by an employee (past, present or future) against the Company or any Subsidiary shall, irrespective of the place where an action may be brought and irrespective of the place or residence of any such shareholder, director or employee, cease and be barred by the expiration of three years from the date of the act or omission with respect to which such right of action is alleged to have arisen.
12.8.    Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.
12.9.    Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Alaska, without regard to its conflict of law rules.
12.10.    Effectiveness of the Plan. The Plan originally became effective on December 20, 1986, and has been amended and restated, the most recent amendment and restatement of which shall, subject to approval by the shareholders of the Company at a meeting of shareholders duly called and held, or by written consent duly given, be effective on the Effective Date.
12.11.    Option Exchange. Notwithstanding any other provision of the Plan to the contrary, the Board of Directors of the Company or the Company’s Compensation Committee may provide for, and the Company may implement, a one-time-only Option exchange offer, pursuant to which certain outstanding Options could, at the election of the Participant, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of Restricted Stock, provided that such one-time-only Option exchange offer is commenced within 12 months of the date that this Section 12.11 is approved by the shareholders of the Company in accordance with Section 11 of the Plan.

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IN WITNESS WHEREOF, General Communication, Inc. has executed this Amended and Restated 1986 Stock Option Plan of General Communication, Inc. effective as of September 26, 2014.
GENERAL COMMUNICATION, INC.

By: /s/ Peter Pounds

Title: Secretary

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